CONTACT:	Dan McClain (310) 201-3335 dan.mcclain@ngc.com

LOS ANGELES -- Sept. 19, 2007 -- Northrop Grumman Corporation (NYSE:NOC) announced today that its board of directors has elected Gary W. Ervin corporate vice president and president of the company's Integrated Systems sector. Ervin, 49, will report to Ronald D. Sugar, Northrop Grumman's chairman and chief executive officer (CEO), and will serve on the company's Corporate Policy Council (CPC). Ervin's election as corporate vice president, and his membership on the CPC, is effective immediately. He will assume his role as sector president Jan. 1, 2008, succeeding Scott J. Seymour, who has announced his plans to retire in early 2008.

Ervin currently serves as sector vice president, Western Region for Integrated Systems, a position he has held since 2005. He joined the company in 2001 as vice president and deputy of the sector's Air Combat Systems business area, and was promoted to sector vice president in 2002.

"Gary has a proven record of successfully managing highly complex and large-scale integration and manufacturing programs within our Integrated Systems business area," Sugar said. "Those programs include the F-35 Joint Strike Fighter, RQ-4 Global Hawk unmanned system, B-2 stealth bomber, and F/A-18 Super Hornet strike fighter, all of which are meeting our customers' and our nation's national defense requirements while making significant contributions to our company."

Before joining Northrop Grumman, Ervin served 22 years with Lockheed Martin Skunk Works in Palmdale, Calif., most recently as vice president, Advanced Development Programs. He earned a bachelor's degree in mathematics systems science from the University of California, Los Angeles (UCLA).

"We owe a debt of gratitude to Scott Seymour for his 24 years of dedication and contributions to the company and our industry," Sugar said. "During his tenure, the Integrated Systems sector grew organically from $3 billion in sales in 2001 to more than $5 billion in sales in 2006. He helped to position the company as a world leader in tactical, long-range strike and unmanned systems. We congratulate Scott on his accomplishments and wish him well in his retirement."

Seymour will leave his position as sector president Dec. 31, 2007 and will remain with the company through the end of Feb. 2008 in an advisory role to the chairman and CEO.

Northrop Grumman Corporation is a $30 billion global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.